SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
                       (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)

                                 VERISITY, LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                    ORDINARY
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    M97385112
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/01
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |X| Rule 13d-1 (d)

CUSIP No. M97385112                 13G                            Page 2 of 12
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SEQUOIA CAPITAL VII
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    94-3240153
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    CALIFORNIA
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
   NUMBER OF      6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,708,595 (1)
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,708,595 (1)
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,708,595 (1)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    9.0%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
(1) Includes 1,041,485 non-voting Class B Ordinary shares that may be converted to Ordinary shares on a one-for-one basis at the election of the holder, subject to certain conditions.

CUSIP No. M97385112                 13G                            Page 3 of 12
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SEQUOIA TECHNOLOGY PARTNERS VII
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    77-0428059
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    CALIFORNIA
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
   NUMBER OF      6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          74,694 (2)
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       74,694 (2)
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    74,694 (2)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.4%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
(2) Includes 45,529 non-voting Class B Ordinary shares that may be converted to Ordinary shares on a one-for-one basis at the election of the holder, subject to certain conditions.

CUSIP No. M97385112                 13G                            Page 4 of 12
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SC VII MANAGEMENT-A, LLC
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    94-3240154
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    CALIFORNIA
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
   NUMBER OF      6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,813,166 (3)
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,813,166 (3)
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,813,166 (3)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    9.6%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    00
--------------------------------------------------------------------------------
(3) Includes 1,105,226 non-voting Class B Ordinary shares that may be converted to Ordinary shares on a one-for-one basis at the election of the holder, subject to certain conditions

CUSIP No. M97385112                 13G                            Page 5 of 12
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SEQUOIA INTERNATIONAL PARTNERS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    94-3260980
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    CALIFORNIA
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
   NUMBER OF      6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          29,877 (4)
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       29,877 (4)
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    29,877 (4)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.2%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
(4) Includes 18,212 non-voting Class B Ordinary shares that may be converted to Ordinary shares on a one-for-one basis at the election of the holder, subject to certain conditions.

CUSIP No. M97385112                 13G                            Page 6 of 12
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    MICHAEL MORITZ
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
   NUMBER OF      6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,813,166 (5)
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,813,166 (5)
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,813,166 (5)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    9.6%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
(5) Includes 1,105,226 non-voting Class B Ordinary shares that may be converted to Ordinary shares on a one-for-one basis at the election of the holder, subject to certain conditions.

CUSIP No. M97385112                 13G                            Page 7 of 12
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    DOUGLAS LEONE
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
   NUMBER OF      6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,813,166 (6)
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,813,166 (6)
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,813,166 (6)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    9.6%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
(6) Includes 1,105,226 non-voting Class B Ordinary shares that may be converted to Ordinary shares on a one-for-one basis at the election of the holder, subject to certain conditions.

CUSIP No. M97385112                 13G                            Page 8 of 12
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    MARK STEVENS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
   NUMBER OF      6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,813,166 (7)
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,813,166 (7)
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,813,166 (7)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    9.6%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
(7) Includes 1,105,226 non-voting Class B Ordinary shares that may be converted to Ordinary shares on a one-for-one basis at the election of the holder, subject to certain conditions.

CUSIP No. M97385112                 13G                            Page 9 of 12
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    THOMAS F. STEPHENSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
   NUMBER OF      6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,813,166 (8)
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,813,166 (8)
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,813,166 (8)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    9.6%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
(8) Includes 1,105,226 non-voting Class B Ordinary shares that may be converted to Ordinary shares on a one-for-one basis at the election of the holder, subject to certain conditions.

CUSIP No. M97385112                 13G                            Page 10 of 12

ITEM 1.

     (a)  Name of Issuer:  Verisity, Ltd.

     (b)  Address of Issuer's Principal Executive Offices:
                                          2041  Landings Drive
                                          Mountain View, CA  94043


ITEM 2.

     (a)  Name of Persons Filing:   Sequoia Capital VII ("SC VII")
                                    SC VII Management-A, LLC  ("SC VII-A")
                                    Sequoia Technology Partners VII ("STP VII")
                                    Sequoia International Partners ("SIP")
                                    Michael Moritz ("MM")
                                    Douglas Leone ("DL")
                                    Mark Stevens ("MS")
                                    Thomas F. Stephenson ("TFS")


                           SCVII-A is the General Partner of SC VII, STP VII and SIP. MM, DL, MS, and TFS are Managing Members of SC VII-A.

     (b)      Address of Principal Business Office or, if none, Residence:
                                            3000 Sand Hill Road, 4-180
                                            Menlo Park, CA  94025

     (c)      Citizenship:      MM, DL, MS, TFS:  USA
                                SC VII-A, SC VII, STP VII, SIP: California

     (d)      Title of Class of Securities:      Ordinary

     (e)      CUSIP Number:                      M97385112


ITEM 3. If this statement is filed  pursuant to Rules  13d-1(b), or 13d-2(b), check whether the person filing is a:


                                 NOT APPLICABLE

ITEM 4. Ownership

                      SEE ROWS 5 THROUGH 11 OF COVER PAGES

CUSIP No. M97385112                 13G                            Page 11 of 12

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

          Instruction.  Dissolution of a group requires a response to this item.


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


                                 NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY


                                 NOT APPLICABLE


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


                                 NOT APPLICABLE

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP


                                 NOT APPLICABLE

ITEM 10.   CERTIFICATION

    (The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):]

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. M97385112                 13G                            Page 12 of 12

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 8, 2002

Sequoia Capital VII
Sequoia Technology Partners VII
Sequoia International Partners

By:  SC VII Management-A, LLC
     A California Limited Liability Company
     General Partner of Each

By:  Managing Members

-------------------------------
Michael Moritz

-------------------------------
Douglas Leone

-------------------------------
Mark Stevens

-------------------------------
Thomas F. Stephenson